Exhibit 16.1
November 22, 2005
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by OCA, Inc. (copy attached) (“OCA” or the “Company”), filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated November 1, 2005 and filed on November 7, 2005. We agree with the statements concerning our Firm contained in such Form 8-K, except as follows:
1.	With respect to the third paragraph, we believe there are additional reportable events that we have advised the Company of as follows:
a.	As further described under Item 4.02 of the Company’s Form 8-K filed on June 7, 2005 (May, 31, 2005) errors had been identified in the 2004 quarterly financial statements. Certain of those errors related to prior year financial statements that were audited by other independent accountants. In June 2005, we advised the Company that the prior quarterly financial statements for 2004 should no longer be relied upon.

b.	As further described in the Company’s Form 8-K filed on June 7, 2005 (May 31, 2005) under Item 8.01 certain material weaknesses in internal control were identified and reported to management.

c.	As further described in the Company’s Form 8-K filed on June 7, 2005 (May 31, 2005) under Item 8.01 in May and June 2005 we advised the Company that alleged irregularities in data provided to us required further investigation by the Audit Committee, that additional audit work would be required and that until the results of the investigation were known, we would be unwilling to rely upon the representations of certain members of the management team. The Form 8-K filed on June 7, 2005 (May 31, 2005) also described the pending internal investigation being performed by the Special Committee of the Board of Directors. Audit procedures were suspended in early June 2005 pending the outcome of the Company’s internal investigation. As a result, we cannot comment on any changes in the Company’s internal control environment subsequent to the date we ceased auditing procedures.
2.	With respect to the fourth paragraph, we are not in a position to agree or disagree with any of the Company’s statements.

3.	With respect to the fifth paragraph, we disagree with the description contained in the Form 8-K, except that we are not in a position to agree or disagree with the Company’s descriptions of the Board of Directors’ conclusions.
Very truly yours,
/s/ PricewaterhouseCoopers LLP

Attachment to Exhibit 16.1
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 1, 2005
OCA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-13457 (Commission File Number)	72-1278948 (I.R.S. Employer Identification Number)

3850 N. Causeway Boulevard, Suite 800 Metairie, Louisiana* (Address of Principal Executive Offices)	70002* (Zip Code)
(504) 834-4392*
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed from Last Report)
* Temporary address and telephone number due to the Hurricane Katrina evacuation are:
1451 West Cypress Creek Road, Ft. Lauderdale, FL 33309, (888) 622-7645
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT
     On November 1, 2005, PricewaterhouseCoopers LLP (“PWC”) resigned from its engagement to audit the 2004 financial statements of OCA, Inc. (“OCA”).
     PWC was appointed by the Audit Committee on April 20, 2004 as the independent accountant for OCA for the year ending December 31, 2004. Between April 20, 2004 and November 1, 2005, PWC did not issue any reports on OCA’s financial statements for any fiscal years or for any fiscal quarters in 2003, 2004 or 2005. Accordingly, PWC issued no reports on OCA’s financial statements for the years ended December 31, 2004 and 2003 that contained an adverse opinion or a disclaimer of opinion, or that were qualified or modified as to uncertainty, audit scope or accounting principles. Between April 20, 2004 and November 1, 2005, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of PWC would have caused PWC to make reference to the subject matter of the disagreement(s) in connection with its reports.
     Between April 20, 2004 and November 1, 2005, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the allegations made by PWC in a letter dated November 1, 2005, purporting to have been issued pursuant to Section 10Ab2 of the Securities Exchange Act of 1934 (the “Exchange Act”), to the members of the Audit Committee of OCA’s Board (such letter, the “PWC Letter”). In the PWC Letter, PWC stated that it believed that OCA had not taken timely and appropriate remedial actions in response to the discovery of “potential” illegal acts at OCA related to alleged alterations of records provided to OCA’s contract internal auditors, current independent registered public accountants and prior independent accountants from January 2000 through May 2005, which alleged alterations were disclosed in a Form 8-K filed by OCA with the Securities and Exchange Commission (the “SEC”) on June 7, 2005. PWC further stated that it believed such failure compromised the ability to complete a thorough and independent investigation into these “alleged” illegal acts. OCA has not yet authorized PWC to respond fully to the inquiries regarding this matter from the independent accountant to be appointed to replace PWC, because such successor accountant has not yet been selected.
     OCA is in the process of selecting an independent accountant to replace PWC and intends to have such replacement independent accountant appointed by the end of November 2005 to complete the audit of OCA’s 2004 financial statements and thereafter audit OCA’s 2005 financial statements. OCA expects that its new independent accountant will be able to start the fieldwork for its 2004 audit by December 15, 2005 and complete such fieldwork by February 15, 2006, at which time fieldwork for the 2005 audit would begin. If these target dates are met, OCA expects to be able to complete and file its 2004 Form 10-K by March 15, 2006, and restate its 2004 Forms 10-Q and complete and file its 2005 Forms 10-Q promptly thereafter. OCA further expects to be able to have its 2005 audit completed and its 2005 Form 10-K filed by March 31, 2006.
     OCA takes serious issue with the propriety of the PWC Letter because, among other reasons, Section 10Ab2 of the Exchange Act requires, as a condition to such a letter, that PWC conclude that what it calls the “potential” or “alleged” illegal acts have “a material effect on the financial statements of the issuer” and that it report this conclusion to OCA’s Board or Audit Committee. PWC has never reported such a conclusion to any member of OCA’s Board or Audit Committee, and, in fact, none of OCA’s Board, Audit Committee or Special Committee has reached such a conclusion. OCA also disputes PWC’s characterization of certain remedial actions related to OCA’s special investigation as having been “reversed.”
     OCA has provided PWC with a copy of the disclosures OCA is making in this Report. OCA also requested that PWC furnish OCA with a letter addressed to the SEC stating whether PWC agrees with the statements made by OCA herein and, if not, stating the respects in which PWC does not agree. At the time of this filing, PWC had not yet provided OCA with such a letter. However, OCA will file a copy of such letter by amendment to this Report on Form 8-K within the time period set forth in Item 304(a)(3) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCA, INC.
By:	/s/ Bartholomew F. Palmisano, Sr.
Bartholomew F. Palmisano, Sr.
Chairman of the Board, President and Chief Executive Officer

Date: November 7, 2005